UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 17, 2012

MGM RESORTS INTERNATIONAL

(Exact name of registrant as specified in its charter)

DELAWARE	001-10362	88-0215232
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

3600 Las Vegas Boulevard South, Las Vegas, Nevada	89109
(Address of principal executive offices)	(Zip code)

(702) 693 -7120

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On January 17, 2012, MGM Resorts International, a Delaware corporation (the “Company”), issued $850 million in aggregate principal amount of its 8.625% Senior Notes due 2019 (the “Notes”) under an indenture dated as of January 17, 2012 (the “Indenture”), among the Company, the guarantors named therein and U.S. Bank National Association, as trustee.  The Notes were sold in the United States only to accredited investors pursuant to an exemption from the Securities Act of 1933, as amended (the “Securities Act”), and subsequently resold to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons in accordance with Regulation S under the Securities Act.  The Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The Company intends to use the net proceeds of the offering, or approximately $836.1 million (after giving effect to discounts, commissions and offering expenses), to repay a portion of its indebtedness, which may include indebtedness under its senior credit facility or outstanding debt securities.  A copy of the Indenture is filed herewith as Exhibit 4.1.

The Notes will mature on February 1, 2019.  The Company will pay interest on the Notes on February 1 and August 1 of each year, commencing on August 1, 2012.  Interest on the Notes will accrue at a rate of 8.625% per annum and be payable in cash.

The Notes are guaranteed, jointly and severally, on a senior basis by the Company’s subsidiaries, other than its excluded subsidiaries and its Illinois subsidiary, Nevada Landing Partnership, unless and until the Company obtains Illinois gaming approval.  The guarantors include all subsidiaries that guarantee the Company’s senior credit facility and its existing notes, except for Nevada Landing Partnership, unless and until the Company obtains Illinois gaming approval and, with respect to its credit facility, MGM Grand Detroit, LLC.

The Company may redeem all or part of the Notes at a redemption price equal to 100% of the principal amount of the Notes plus an applicable make whole premium and accrued and unpaid interest.

The Indenture contains customary covenants that will limit the Company’s ability and, in certain instances, the ability of the Company’s subsidiaries to incur liens on assets to secure debt, enter into certain sale and leaseback transactions, and merge or consolidate with another company or sell all or substantially all assets.

The Indenture provides for customary events of default, including, without limitation, (i) payment defaults, (ii) covenant defaults, (iii) cross-defaults to certain other indebtedness in excess of specified amounts, (iv) certain events of bankruptcy and insolvency or (v) judgment defaults in excess of specified amounts.

In connection with the closing, a registration rights agreement was entered into on January 17, 2012, between the Company, the subsidiary guarantors, Barclays Capital Inc. and the initial purchasers named therein (the “Registration Rights Agreement”).  A copy of the Registration Rights Agreement is filed herewith as Exhibit 4.2.

The description set forth above is qualified by the Indenture and the Registration Rights Agreement filed herewith as exhibits.  This notice does not constitute an offer to sell or the solicitation of an offer to buy the Notes.

Item 2.03   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01   Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits:

Exhibit No.	Description

4.1	Indenture, dated as of January 17, 2012, among MGM Resorts International, the guarantors named therein and U.S. Bank National Association, as trustee.

4.2	Registration Rights Agreement, dated as of January 17, 2012, among MGM Resorts International, the guarantors named therein, Barclays Capital Inc. and the initial purchasers named therein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  January 17, 2012

MGM Resorts International

By:	/s/ Andrew Hagopian III
	Name:	Andrew Hagopian III
	Title:	Vice President & Deputy General Counsel

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Indenture, dated as of January 17, 2012, among MGM Resorts International, the guarantors named therein and U.S. Bank National Association, as trustee.

4.2	Registration Rights Agreement, dated as of January 17, 2012, among MGM Resorts International, the guarantors named therein, Barclays Capital Inc. and the initial purchasers named therein.